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                                                                    EXHIBIT 10.5



(VEDANTA LOGO)



REPRESENTATIVE OFFICE AGREEMENT

BETWEEN

VEDANTA RESOURCES PLC

AND

STERLITE INDUSTRIES (INDIA) LIMITED

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REPRESENTATIVE OFFICE AGREEMENT

THIS AGREEMENT made at London, United Kingdom this 29th day of March, 2005, between Vedanta Resources plc, a Company incorporated under the laws of England & Wales and having its registered office at Hill Street, 1 Little New Street, London, EC4A 3TR (hereinafter called 'VR plc', which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors) of the One Part and Sterlite Industries (India) Limited, a company registered under the provisions of the Companies Act, 1956 and having its Registered Office at B-10/4, Waluj, MIDC Industrial Area, Waluj, Dist. Aurangabad 431 133, Maharashtra (hereinafter called 'SIIL' which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors) of the Other Part;

W H E R E A S

A) VR plc is a body corporate incorporated in England & Wales. VR plc is a London based listed metals and mining company having business interests in India. VR plc is the ultimate parent company of SIIL. VR plc has a pool of qualified and well-experienced managerial, financial and technical personnel.

B) SIIL, is a leading non-ferrous metals player in India. Its business comprises the manufacture of copper anode, copper cathode and continuous cast copper rods. SIIL's copper operations include a smelter at Tuticorin in Southern India, a refinery and two copper rod plants at Silvassa in Western India and two copper mines in Australia, in which indirect wholly owned subsidiaries of SIIL hold interests. The smelter and

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     refinery each have an installed capacity of approximately 180,000 tpa of copper anode and copper cathode, respectively, from which SIIL produced approximately 179,000 tonnes of copper cathode and approximately 95,000 tonnes of copper rods in the year ended 31st March, 2004. In the six months ended 30 September 2004, SIIL produced approximately 93,000 tonnes of copper cathodes and approximately 59,000 tonnes of copper rods. SIIL's Australian copper mines currently supply approximately 22 per cent of SIIL's copper concentrate requirements. SIIL is a leading copper producer in India with a share of approximately 40% in the domestic market. In the financial year ended 31 March 2004, SIIL exported approximately 40% of its copper products to a range of countries including China, Japan, the Philippines, Singapore, South Korea, Taiwan and Thailand. In early 2003, the London Metal Exchange listed the metal produced by SIIL and gave the copper a 'Grade A' label. SIIL's turnover for the year ended 31st March, 2004 was over USD400 million. It has made down stream investment in Bharat Aluminium Company Limited, Hindustan Zinc Limited and Indian Foils Limited.

     Considering the size of its business, SIIL requires a presence in the United Kingdom to represent it in its dealings with lawyers, bankers, consultants and revenue and other authorities. In the past, SILL had a Chairman's office in the United Kingdom which fulfilled these needs. However, the Chairman's office in the United Kingdom has been discontinued and SIIL is seeking a presence overseas to expand its business operations, augment its financial resources and represent it before consultants and legal authorities.

C) VR plc has indicated that it would be willing to act as a representative for SIIL;

D) The parties have agreed that VR plc shall render such services to SIIL on the terms and conditions hereinafter mentioned.

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NOW IT IS AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:


1.   REPRESENTATIVE OFFICE DUTIES

1.1. VR plc will provide technical and commercial materials to SIIL to enable the latter to promote its business and/or raise funds overseas.

1.2. VR plc is hereby appointed as a non-exclusive representative of SIIL overseas during the term of this Agreement to enable it to perform these duties.

1.3. VR plc will use various methods in order to fulfil its obligations under this agreement which will include attending meetings with, preparing with and providing information/documentation for all parties that SIIL directs VR plc to assist them with and also with those parties whom VR plc nominates to SIIL as potential business counterparty.

1.4. Without the written consent of SIIL, VR plc shall not enter into any contracts or agreements on behalf of SIIL which shall impose any liability.

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2.   FEES

2.1. In consideration of VR plc performing its duties as a representative office under this Agreement, SIIL shall pay VR plc an amount of USD 2 million per annum.

2.2. The said fees shall be paid six monthly in arrears starting with the period commencing from 1st April 2004.

2.3. SIIL shall pay to VR plc the full amount of each invoice no later than 45 days following receipt of the same. Invoices shall be issued in March and September in each year during the Term. If SIIL disputes any amount set forth in any such invoice, SIIL shall pay the undisputed portion within the specified period, and SIIL and VR plc shall attempt in good faith to resolve all disputed items as soon as reasonably practicable.

2.4. On specific expenses being incurred by VR plc, VR plc shall be entitled to reimbursement thereof upon providing adequate supporting documentation to SIIL.

2.5. The gross fee under this agreement is exclusive of any Value Added Tax
     (VAT), if any, chargeable under the Value Added Tax 1994 (including all associated regulation and European Community Directives and Regulations pertaining thereto) ('VAT'). If VAT is chargeable, SIIL shall pay this VAT in addition to any amount due under this agreement and VR plc will provide a valid VAT invoice to SIIL. VR plc will provide all reasonable assistance to SIIL to enable it to recover any VAT so charged.

2.6. SIIL will pay the gross fee to VR plc. If the fee is subject to any withholding tax then VR plc may require SIIL, at its sole discretion, to increase the fee to such an extent that the net fee after the deduction of withholding tax shall equal the gross fee as referred to above. If any such

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     withholding is made, SIIL will provide the necessary vouchers certifying the tax withheld to VR plc.


3.   CONFIDENTIALITY

     Both parties undertake to maintain strict confidentiality of all information that they may have access to or that comes to their knowledge during the course of rendering or supplying of the said services to SIIL and its subsidiaries. Neither of the parties shall disclose such information to any person save and except its employees and other professional advisers on a need-to-know basis and obtaining from them an assurance of confidentiality.


4.   TERM

     This Agreement shall come into force upon the execution hereof and shall take effect from 1st April, 2004 and unless terminated as herein provided, shall remain in force for a period of five years.

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5.   TERMINATION

5.1. This Agreement shall stand terminated forthwith if a party is unable to pay any debt as it becomes due and has liabilities which exceed its assets.

5.2. This Agreement may be terminated by either of the parties forthwith, if the other party shall happen to be in breach of any of its terms and shall have failed to rectify such breach within sixty days of a notice in this behalf regard having been served upon it.

5.3. This Agreement can be terminated by mutual agreement after 31 March 2005 by either party providing written notice of its intention to terminate the Agreement.


6.   TRANSITION

     Upon termination or expiration of this Agreement, each party shall diligently cooperate with the other to effect a smooth and orderly transition. From the time that a notice of termination is received by either party until the effective termination date, each party shall cooperate fully with any newly appointed party performing the duties contemplated hereunder.


7.   LIMITATION OF LIABILITY

     In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditure, investment, leases or commitments in connection with the business or goodwill of SIIL or VR plc.

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8.   FORCE MAJEURE

     In the event of a party's obligations hereunder have been prevented from being carried out due to a governmental restriction, act of God, war, civil war, riot or any other cause similar to the foregoing which is beyond its control, it shall not be responsible to the other party for failure or delay of performance of the obligations under this Agreement; provided, however, if such failure or delay continues for more than six months, the other party hereto may terminate this Agreement by notice in writing to that effect.


9.   RETURN OF CONFIDENTIAL INFORMATION

     Upon termination, either party shall return to the other all documents and papers which it may have in its custody belonging to the other in connection with this Agreement the services rendered or supplied hereunder.


10.  NOTICES

     All notices required to be given shall be deemed to have been sufficiently served if sent by registered post acknowledgement due or by any other means of recorded delivery, including telex or fax, at the address of the party mentioned herein above, or at any other address as may be communicated in writing.

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11.  NON ASSIGNABILITY

     Neither of the parties may assign this Agreement or any rights or obligations hereunder without the prior consent in writing of the other.


12.  CHANGES TO AGREEMENT

     This Agreement shall be modified only by the mutual consent of both parties expressed in writing.


13.  INVALIDITY

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.


14.  ENTIRE AGREEMENT

     This Agreement comprises the entire agreement between the Parties relating to the subject matter hereof and each of the Parties acknowledges that it has not entered into this Agreement relying on any representation, statement or agreement, whether oral or in writing, other than those expressly incorporated into this Agreement.


15.  PARTNERSHIP

     Nothing contained herein shall be construed to constitute a joint venture or an arrangement for sharing of profits or partnership between the parties.

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16.  DISPUTES

     In the event of any dispute or difference arising between the parties concerning the interpretation of this Agreement or the rights and obligations of the parties, the same shall be referred to a single arbitrator in case the parties so agree, failing which each party shall nominate an arbitrator in writing and the arbitrators so appointed shall, before entering upon reference, appoint a third arbitrator who shall act as the presiding arbitrator and thereafter proceed to determine the matter of difference or dispute. The decision of the arbitrators by majority shall be conclusive. The arbitration shall be in accordance with the UNCITRAL Arbitration Rules as in force and effect on the date of service of a Notice of Dispute. The tribunal shall consist of a sole arbitrator and the appointing authority shall be the Secretary General of the Permanent Court of Arbitration of the Hague. Such arbitration shall be held at London and the language of the arbitration shall be English.


17.  LAW

     This Agreement shall be construed and given effect to in accordance with the laws of England and Wales. Subject to the provisions of Clause 17 hereinabove, any dispute or difference arising out of this Agreement or any claim by either party against the other party shall be adjudicated upon and decided by a Court of competent jurisdiction in England and Wales.

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IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.






SIGNED for and on behalf of                 )

VEDANTA RESOURCES plc                       )   /s/ PETER SYDNEY SMITH

Director                                    )

Director /Company Secretary                 )   /s/ ANDREW WOOLLEY





SIGNED for and on behalf of                 )

STERLITE INDUSTRIES (INDIA) LIMITED         )   /s/ TARUN JAIN

Director                                    )

Director /Company Secretary                 )   /s/ RAMESH VENKAT

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